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                                                                    EXHIBIT 10.1

                                AMENDMENT NO.1
                                    TO THE
                      HEALTH MANAGEMENT ASSOCIATES, INC.
                  1996 EXECUTIVE INCENTIVE COMPENSATION PLAN

                          Effective February 20, 1996


     WHEREAS, Health Management Associates, Inc., a Delaware corporation (the "Company"), has established the Health Management Associates, Inc. 1996 Executive Incentive Compensation Plan, effective December 12, 1995 and approved by the Company's stockholders on February 20, 1996 (the "1996 EICP"); and

     WHEREAS, pursuant to Section 10(e) of the 1996 EICP, the Board of Directors of the Company has authorized, approved and adopted the amendments to the 1996 EICP set forth herein;

     NOW, THEREFORE, the 1996 EICP is hereby amended, effective February 20, 1996, as follows:

     1. A new Section "6(d)(v)" is hereby added to Section "6(d) Restricted Stock." of the 1996 EICP, to provide in its entirety as follows (with the remainder of said Section 6(d) being unchanged and unaffected by this Amendment and continuing in full force and effect):

                "(v) Restriction Periods. Except as provided in Section 9(a)-
           (iii) hereof, all Restricted Stock shall be subject to restriction periods of at least three years, provided that Restricted Stock that is based on the achievement of performance goals shall be subject to restriction periods of at least one year. The provisions of this
           Section 6(d)(v) shall be mandatory under the Plan, as contemplated by
           Section 6(a) hereof. Notwithstanding the foregoing, the Committee may provide, either at the time of grant or by amendment, that the restriction periods applicable to Restricted Stock shall be waived in the event of termination of employment due to death, disability, normal retirement or approved early retirement."

      2. A new Section "10(m)" is hereby added to Section "10. General Provisions." of the 1996 EICP, to provide in its entirety as follows (with the remainder of said Section 10 being unchanged and unaffected by this Amendment and continuing in full force and effect):

                "(m) Option Repricing. Notwithstanding the provisions of Section 10(e) hereof, neither the Board nor the Committee may waive any condition under, nor amend, alter, suspend, discontinue or terminate, any Award theretofore granted, or any Award agreement relating thereto, if the effect thereof is to reprice an outstanding Option having an exercise price then in excess of the Fair Market Value of Stock, except under the following conditions: (i) such repricing is authorized by the Committee, composed entirely of independent

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           directors, to fulfill a legitimate corporate purpose, such as retention of a key employee; and (ii) such repricing is rarely effected, and then only to maintain Option value due to extreme circumstances beyond management's control; and (iii) such repricing is effected with respect to no more than 3% of the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided, however, that any adjustment made pursuant to Section 10(c) hereof shall not be deemed to be a 'repricing' within the contemplation of this Section 10(m)."

     3. Except as amended hereby, the 1996 EICP shall remain in full force and effect in accordance with its terms.


     This Amendment No. 1 to the Health Management Associates, Inc. 1996 Executive Incentive Compensation Plan was authorized, approved and adopted by the Board of Directors of the Company on February 20, 1996.


                                           /s/ Robb L. Smith
                                           -----------------------------
                                           Robb L. Smith, Secretary


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